EXHIBIT 99.1

News Release

IPSCO SHAREHOLDERS APPROVE ARRANGEMENT WITH SSAB

[Lisle, Illinois and Stockholm, Sweden] [July 16, 2007] – At a special meeting of IPSCO Inc. (NYSE/TSX:IPS) shareholders held this morning, shareholders voted to approve the Plan of Arrangement whereby SSAB Svenskt Stål AB (SSAB) will acquire all of the outstanding shares of IPSCO. Approximately 99% of the votes cast by shareholders were in favor of the transaction.

As previously announced, on May 3, 2007, IPSCO and SSAB entered into an agreement providing for IPSCO to be acquired by SSAB for U.S. $160 per share in cash for a total equity value of approximately U.S. $7.7 billion.

IPSCO and SSAB have received all regulatory approvals that are a condition to the completion of the transaction. The completion of the arrangement remains subject to the approval of the Ontario Superior Court of Justice and the satisfaction of certain other conditions described in the Management Proxy Circular dated June 11, 2007 that was mailed to shareholders of IPSCO and is available on SEDAR at www.sedar.com. IPSCO and SSAB expect the transaction to be completed on July 18, 2007.

IPSCO is a leading producer of energy tubulars and steel plate in North American with an annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. The Company's pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges.

SSAB is a Swedish based publicly traded corporation with a leading European position in Quenched & Tempered heavy plate and EHS/UHS steel sheet. The Group comprises four divisions: Division Sheet and Division Heavy Plate are the steel operations with steel shipments of 3.1 million metric tonnes in 2006, Plannja is a processing company in building products, and Tibnor is the Group's trading arm supplying a broad product range of steel and metals. The Group has sales revenues of almost U.S. $ 4.6 billion. SSAB has 8,800 employees and has operations or offices in over 40 countries and a worldwide sales presence.

This document contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including consummation of the Plan of Arrangement being dependent on the satisfaction of customary closing conditions, including approval of the Ontario Superior Court of Justice. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of IPSCO with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Neither IPSCO nor SSAB undertakes any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

This press release is for information only and does not constitute an offer to issue or sell, or the solicitation of an offer to acquire, securities in any jurisdiction.

IPSCO Company Contacts:
Corporate Communications	Investor Relations
John Comrie	Tom Filstrup
Tel. 630-810-4730	Tel. 630-810-4772
jcomrie@ipsco.com	tfilstrup@ipsco.com

SSAB Company Contacts:
Corporate Communications	Investor Relations
Tommy Löfgren	Stefan Lundewall
Tel. +46 70-525 94 14	Tel. +46 70-508 28 57
tommy.lofgren@ssab.com	stefan.lundewall@ssab.com

IPS Ref#07-20

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